Sierra Price and Volume

Daily From 11/19/98 to 01/31/02, After Reorganization



4/25/00: Carl Icahn announces offer to purchase remaining shares of common stock for $44.33
Share Price
Volume in Thousands
$49
$43
$38
$32
$26
$20
$14
$8
49.0
42.0
35.0
28.0
21.0
14.0
7.0
0.0
11/19/98
3/31/99
8/6/99
12/13/99
4/19/00
8/25/00
1/3/01
5/11/01
9/24/01
11/31/02